Exhibit 99.1

GOLDEN MINERALS REPORTS THIRD QUARTER 2011 RESULTS AND OPERATIONAL IMPROVEMENTS AT VELARDEÑA

GOLDEN, CO — (MARKETWIRE) — November 14, 2011 — Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE Amex: AUMN) (TSX: AUM) is pleased to announce results for the third quarter 2011.

Third Quarter 2011 Results

The Company’s third quarter results include ECU Silver Mining Inc. and its subsidiaries, including the results of its Velardeña and Chicago mining operations, from September 2, 2011, the date the Company completed the acquisition of ECU.

For the third quarter 2011, Golden Minerals recorded a net loss of $11.7 million, which included $5.5 million of expense related to the El Quevar project and $4.6 million of exploration expense. The Company incurred approximately $5.4 million of costs associated with the ECU transaction, including banker, legal, accounting and other professional fees, as well as severance related costs for several key executives of ECU. These costs were partly offset by $11.3 million of interest and other income primarily related to net proceeds received from the settlement of an arbitration claim.

The Company’s aggregate cash and short-term investments totaled $55.0 million at September 30, 2011.   Giving effect to a private placement of common stock completed in October 2011, the Company’s cash and short term investments on a pro forma basis totaled $85.6 million at September 30, 2011, compared to $86.2 million at June 30, 2011.

Subsequent Events

In October 2011, the Company completed a private placement of approximately 4.1 million shares of common stock to funds managed by The Sentient Group, resulting in net proceeds of approximately $30.6 million.  The Sentient Group now holds approximately 19.9% of the Company’s outstanding common stock.

On October 31, 2011, the Company notified the lenders of an ECU term loan that it planned to prepay the loan in November 2011.  The principal amount outstanding under the loan is approximately $15.0 million, and payment of a loan cancellation fee totaling approximately $0.5 million is required.

ECU Silver

The Company completed the acquisition of ECU on September 2, 2011.  In connection with the transaction, the Company issued approximately 16.0 million shares to ECU shareholders, valued at approximately $223.1 million on the closing

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

date.  The Company also paid a nominal amount of cash and issued replacement warrants and options for ECU warrants and options.

Velardeña Operations

The Velardeña Operation is a gold, silver and base metals mining and processing operation located in the State of Durango, Mexico.  The operations include two underground mines, the Velardeña Mine and the Chicago Mine, and an associated 500 tonne per day oxide plant and 320 tonne per day sulfide plant. The Velardeña Mine contains four principal mining areas: Santa Juana, Terneras, San Juanes and San Mateo. The Chicago Mine is located approximately two kilometers south of the Velardeña Mine.

Since January 2008, ECU has mined sulfide and oxide mineralized material from the Velardeña Operation and produced lead, zinc and pyrite concentrates along with doré bars. In the first nine months of 2011, the Velardeña Operation produced approximately 272,000 ounces of silver, 5,000 ounces of gold, 650,000 pounds of zinc and 433,000 pounds of lead. During the fourth quarter of 2011, production will be negatively impacted as the Company completes mine development work and implements operational changes and improvements in the processing facilities. The Company expects production rates to increase commencing in the first quarter of 2012, and by the fourth quarter of 2012, annual production rates are estimated to be over 800,000 ounces of silver, 16,000 ounces of gold and one million pounds of combined lead and zinc.   Production levels are expected to increase substantially once the planned sulfide plant is operational.

Since the Company assumed management on September 2, 2011, operational improvements have included moving the underground mine development out of the veins and into the adjacent footwall structures.  Although this work has decreased production of plant feed temporarily, ore head grades to the plants have improved by approximately 45% for silver and 24% for gold, with the head grades and daily feed expected to continue to increase as the mine development opens more working faces for ore extraction. Process control improvements in the oxide plant have increased silver recoveries from approximately 54% to 73%, with additional metallurgical test work and operational improvements ongoing.  Process control improvements in the sulfide plant have improved lead, zinc and pyrite concentrate production and quality.

Approximately 600 meters of new mine development have been completed since September 2, 2011. In addition, the Company has commenced work on the San Mateo ramp.  About 900 meters of the five meter by five meter main production ramp had been previously completed but subsequently halted in 2008.   The Company expects to complete 1,400 meters of ramp and lateral accesses during the balance of 2011 and 2012, which will provide haulage access for undeveloped ores in the San Mateo, San Juanes and Terneras mining areas, and will ultimately provide the primary access for the Santa Juana area.  The Santa Juana area is comprised of a

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

vein group that is expected to provide the opportunity for large scale tonnage extraction for the planned 2,000 tonne per day sulfide plant.

Approximately $6 million in modern mining equipment for the Velardeña and Chicago mines is expected to arrive over the next several months, including approximately $4 million of equipment that is no longer required at El Quevar due to the changing scope of that project. The equipment includes three hydraulic jumbo drills, nine scooptrams and two underground haul trucks, along with ancillary underground and surface equipment.  The equipment will be used to advance the San Mateo ramp and to modernize the Velardeña and Chicago mines.

The Company is moving forward with the evaluation, design and engineering of a new 2,000 tonne per day sulfide plant.  Samuel Engineering has been retained by Golden Minerals to lead the engineering effort.  The Company expects that engineering, construction and ramp-up of the new plant would take approximately three years and would require external funding.  The planned plant would have an estimated annual production of 4 million ounces of silver, 80,000 ounces of gold and 10 million pounds of each lead and zinc and could be completed by late 2014.

The independent consulting firm of Chlumsky Armbrust and Meyer (CAM) has been retained to provide an updated Canadian National Instrument 43-101 (“NI 43-101”) compliant resource estimate for Velardeña.  As part of updating the resource estimate, CAM is auditing the geologic database and the quality control and quality assurance procedures.  The Company expects that the new resource estimate will be completed about year-end 2011.

El Quevar Project

The Company continued evaluation of the El Quevar Project in the Salta Province of northern Argentina during the quarter.  As previously reported, a preliminary evaluation of the geologic data from the underground drifting suggests that the deposit may be amenable to bulk mining.  This could include a potential open pit on the east and central areas of the Yaxtché zone, along with bulk underground mining in the west Yaxtché zone.

Two drills are currently in operation at El Quevar. The Company has developed an underground drill program for the east and central Yaxtché zones, with a 1,300 meter fan drilling program planned for the next several months. Approximately 30 holes of a planned 50 surface drill hole program have been completed on the west Yaxtché zone to provide infill drill data and additional information for the geologic model. The Company has received results for 13 of the holes, of which 10 holes intersected five or more meters of values exceeding 100 grams per tonne silver. This included drill hole QVD-341 which contained a four meter intercept that averaged 878 grams per tonne silver, and hole QVD-342 which contained a 22 meter intercept that averaged 717 grams per tonne silver.  To date, a total of approximately 392 diamond drill holes

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

have been completed at the El Quevar project, of which 260 holes (65,800 meters) have been drilled in the Yaxtché zone.

An updated Canadian National Instrument 43-101 (“NI 43-101”) compliant mineral resource estimate on El Quevar is being prepared by the independent consulting firm of Pincock, Allen and Holt (PAH).  The PAH resource estimate will consider an economic resource from an open pit on the east and central Yaxtché zones and bulk mining by underground methods on the west Yaxtché zone.  The updated resource estimate for the El Quevar project is expected about year-end 2011.

Exploration

Drilling is currently underway at the Zacatecas project in Mexico, the Cochabamba project in Peru and the Atlas project in Argentina.  At the Zacatecas project, a planned 60 drill hole program is underway at the Panuco target in the northern part of the approximately 15,000 hectare Zacatecas property position. This is in addition to a previously reported 24 hole drill program.  Assays received to date for this new round of drilling include drill hole PA-11-68 which contained 1.50 meters of 1.05 grams per tonne gold and 667.9 grams per tonne silver, and 3.03 meters of 0.23 grams per tonne gold and 173.6 grams per tonne silver.

In the southern part of the Zacatecas project, adjacent to Capstone’s Cozamin Mine, an initial eight hole shallow drill hole program has been completed at the Adriana target.  Results indicate that strong mineralization is present in many of the structures drilled, similar to that in the San Roberto zone in the upper part of the Cozamin Mine.  A second round of deeper drill holes is now underway, with three holes of a five hole program completed to date.  Assays are pending, but visual examination of the core indicates that copper mineralization is present in the vein intercepts, along with zinc, similar to that in the intermediate levels in the Cozamin mine.

At the Cochabamba project located near the Silver Standard San Luis project in Peru, drilling is underway on the first hole of an initial 12 hole program.  The Cochabamba project geology consists of veins and breccias in tertiary volcanic rocks.  Sampling of outcrops and a historic mine dump at Cochabamba resulted in gold values of up to 14 grams per tonne and silver values of up to 450 grams per tonne.

At the Atlas project in the Deseado Massif area of southern Argentina near Cerro Vanguardia, drilling is underway on an initial 12 hole drill program.  Four drill holes have been completed to date, with assays pending.  Logging of the core from the initial holes indicates that the Company has intercepted the vein at a high level in the first three holes.  The fourth hole intercepted a zone of greater than 30 meters of strong veining and breccias with abundant pyritic mineralization that is suggestive of gold values. The Atlas project consists of epithermal veins and breccias up to 10 meters wide with up to 10 grams per tonne over one meter in surface outcrops.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

Additional information pertaining to the Company’s exploration results may be found on the Golden Minerals website at www.goldenminerals.com.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the ramp-up and expansion of existing production at the Velardeña and Chicago Mines in Mexico and advancement of the evaluation stage El Quevar project in Argentina. The Company has a large portfolio of exploration projects, including the advanced stage Zacatecas project in Mexico and drilling stage projects in Argentina and Peru. The Company’s experienced management team has proven in-house ability to explore, develop and operate mining projects.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and applicable Canadian securities laws, including statements regarding the planned repayment of the ECU term loan in November; forecasts of production from the Velardeña and Chicago mines and the effects of development work, mining and process improvements, operational changes, processing facility and the planned sulfide plant thereon; anticipated improvements in ore head grades, metal recoveries, and concentrate production and quality; anticipated progress and rates of progress on the San Mateo ramp and its effectiveness in providing haulage access to undeveloped ore; timing  anticipated arrival at the Velardeña Operation and use of modern mining equipment; planned construction of a new sulfide plant and the timing thereof; anticipated updates of resource estimates for the Velardeña properties and El Quevar and the timing thereof; anticipated amenability of the El Quevar deposit to open pit and underground bulk mining; and planned drilling programs at El Quevar, Panuco, Adriana, Cochabamba and Atlas; and interpretation of the results of drilling programs and other geological information.  These statements are subject to risks and uncertainties, including potential delays in repaying the ECU term loan including delays in negotiating documentation related to the release of mortgages and pledges securing the loan or complying with required formalities;  unexpected events at the Velardeña Operation, the El Quevar project or the exploration properties; variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores; delays or failure in receiving required board or government approvals or permits; technical, permitting, mining, metallurgical or processing issues; failure to achieve anticipated increases in production and improvements in head grades, recoveries and concentrate production and quality at the Velardeña Operation; timing and availability of external funding on acceptable terms to construct the planned sulfide plant, advance the development of El Quevar and other exploration efforts; unfavorable interpretations of geologic information; unfavorable results of new resource estimates; loss of and inability to adequately replace skilled mining and management personnel; possible disputes with customers or joint venture partners;

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

unanticipated difficulties or delays in completing the San Mateo ramp and failure of the ramp or the undeveloped ore accessed by the ramp to meet expectations; delays in the arrival of or loss of equipment being procured for the Velardeña operation; development of unfavorable information or conclusions regarding the economic or technical aspects of the planned sulfide plant for the Velardeña Operation, the amenability of the El Quevar deposit to bulk mining, or interpretations of geologic information;  problems with drill rigs or availability thereof; volatility or other changes in the U.S. and Canadian securities markets; availability and cost of materials, supplies and electrical power required for mining operations and exploration; fluctuations in silver, gold, zinc and lead prices, costs and general economic conditions; changes in political conditions, tax, environmental and other laws, diminution of physical safety of employees in Mexico, and other conditions in the countries in which the Company operates.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2010.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

GOLDEN MINERALS COMPANY

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

(Unaudited)

	Pro Forma
	September 30,	September 30,	December 31,
	2011 (1)	2011	2010
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$85,618	$54,979	$120,990
Investments	23	23	601
Inventories	1,523	1,523	—
Value added tax receivable	1,332	1,332	—
Prepaid expenses and other assets	3,166	3,166	1,695
Total current assets	91,662	61,023	123,286
Property, plant and equipment, net	381,876	381,876	10,139
Assets held for sale	—	—	1,795
Long term receivable	643	643	—
Prepaid expenses and other assets	293	293	398
Total assets	$474,474	$443,835	$135,618
Liabilities and Equity
Current liabilities
Accounts payable and other accrued liabilities	$9,714	$9,714	$2,931
Current portion of long term debt	14,957	14,957	—
Other current liabilities	8,543	8,543	67
Total current liabilities	33,214	33,214	2,998
Asset retirement obligation	3,506	3,506	—
Deferred tax liability	83,342	83,342	—
Other long term liabilities	502	502	802
Total liabilities	120,564	120,564	3,800

Commitments and contingencies
Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 31,566,885 and 15,124,567 shares issued and outstanding, respectivly	355	314	152
Additional paid in capital	453,509	422,911	185,051
Accumulated deficit	(99,810)	(99,810)	(53,550)
Accumulated other comprehensive income (loss)	(144)	(144)	165
Parent company’s shareholder’s equity	353,910	323,271	131,818
Total liabilities and equity	$474,474	$443,835	$135,618

(1)          The pro-forma presentation reflects a private placement of common stock completed in October 2011.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except share data)
Revenue:
Management service fees	$—	$98	$—	$11,216
Costs and expenses:
Costs applicable to sale of metals	(965)	—	(965)	—
Costs of services	—	(31)	—	(2,566)
Exploration expense	(4,639)	(3,755)	(12,645)	(9,893)
El Quevar project expense	(5,520)	(4,031)	(23,276)	(10,004)
Administrative expense	(1,836)	(1,868)	(6,242)	(6,295)
Severance and acquisition related cost	(5,353)	—	(7,050)	—
Stock based compensation	(3,260)	(559)	(5,328)	(1,859)
Reclamation expense	(31)	—	(126)	—
Other operating income & (expenses), net	(76)	76	340	186
Depreciation, depletion and amortization	(717)	(307)	(1,580)	(751)
Total costs and expenses	(22,397)	(10,475)	(56,872)	(31,182)
Loss from operations	(22,397)	(10,377)	(56,872)	(19,966)
Other income and expenses:
Interest and other income	11,099	90	11,240	376
Royalty income	155	80	285	239
Interest expense	(337)	—	(337)	—
Loss on foreign currency	(1,432)	(65)	(1,646)	(53)
Total other income and expenses	9,485	105	9,542	562
Loss from operations before income taxes	(12,912)	(10,272)	(47,330)	(19,404)
Income taxes	1,168	20	1,070	(1,517)
Net loss	$(11,744)	$(10,252)	$(46,260)	$(20,921)
Other comprehensive loss:
Unrealized gain (loss) on securities	251	(74)	(309)	(141)
Comprehensive gain (loss)	$(11,493)	$(10,326)	$(46,569)	$(21,062)
Net loss per common share — basic and diluted
Loss	$(0.59)	$(1.15)	$(2.79)	$(2.81)
Weighted average common stock outstanding - basic and diluted (1)	19,989,334	8,919,536	16,605,896	7,455,303

(1)          Potentially dilutive shares have not been included because to do so would be anti-dilutive.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907